EXHIBIT 5.1

Stradling Yocca Carlson & Rauth,

a Professional Corporation

Attorneys at Law

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

January 10, 2011

Endologix, Inc.

11 Studebaker

Irvine, California 92618

Re:	Endologix, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Endologix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 16,772,209 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value (the “Common Stock”), issued pursuant to the Securities Purchase Agreement, dated as of October 27, 2010, as amended December 9, 2010, by and between the Company and Essex Woodlands Health Ventures Fund VII, L.P., and issued or to be issued pursuant to the Agreement and Plan of Merger and Reorganization, dated as of October 27, 2010, by and among the Company, Nellix, Inc., Nepal Acquisition Corporation, certain of Nellix, Inc.’s stockholders named therein and Essex Woodlands Health Ventures, Inc., as representative of Nellix, Inc.’s stockholders. The Shares may be offered for resale from time to time by and for the accounts of the selling stockholders as named in the Registration Statement.

We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement, including any amendment thereto.

Very truly yours, STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth